OPTION AGREEMENT

This Option Agreement (“Option Agreement”) is made as of the date set out on the signature page hereof by and between ZGS Corporation, a Delaware corporation (the “Purchaser”) and General Components, Inc, a Cayman Islands corporation (the “Seller”).

WHEREAS the Seller is receiving shares of common stock of the Purchaser, amounting, after issuance, to 30% of the Purchaser’s issued and outstanding common shares (representing a 15% economic interest on a fully diluted basis) (the “15% Stake”) as partial consideration for certain assets being sold by Seller and its Chinese subsidiary to the Purchaser pursuant to the terms of an Asset Purchase Agreement dated on or about the date hereof (the “APA”).

WHEREAS, in further consideration of the Purchaser’s entering into the APA and other consideration as set out below, the Seller has agreed to grant the Purchaser an option (the “Option”) to purchase all the shares in the Purchaser owned by the Seller including but not limited to the 15% Stake on the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.
Seller hereby grants to Purchaser the Option exercisable at any time before the first anniversary of the date hereof to acquire all the shares in the Purchaser owned by the Seller including but not limited to the 15% Stake held by the Seller at the time the Option is exercised;

2.	The Option may be exercised in whole with respect to the entire 15% Stake only and not in part;

3.	The Option is exercisable at one of the following exercise prices (the “Exercise Price”) depending on the date the option is exercised:

(a)	If exercised within 6 months of the date of this agreement, a price of $250,000.

(b)	If exercised after 6 months but before 9 months of the date of this agreement, a price of $375,000.

(c)	If exercised after 9 months but before 12 months of the date of this agreement, a price of $500,000.

4.
In consideration for the Option, Purchaser agrees to pay Seller US$ 1,000 within 90 days after the date of this Agreement. Seller acknowledges and agrees that such payment, together with the Purchaser’s agreement to purchase assets of the Seller for US$500,000 (less certain amounts) on the terms set out in the APA, constitutes good and valuable consideration for the Option;

5.
Upon exercise of the Option and payment of the Exercise Price described in 3 above, Seller shall transfer to Purchaser all of the shares of Purchaser owned by the Seller. Seller undertakes that during the term of the Option, the Seller will not sell, transfer, or borrow against, create a lien on, pledge over or other security interest in or otherwise encumber its shares in the Purchaser (including the 15% Stake);

6.
The Seller represents, warrants and covenants that it has full authority to enter into this Option Agreement; the Board of the Seller and any party whose approval would be needed for this Option Agreement to be authorised have been fully appraised of the terms of this Option Agreement by the Seller and approved it; and this Option Agreement is a binding obligation of the Seller enforceable against the Seller in accordance with its terms. The Seller hereby indemnifies the Purchaser and will hold the Purchaser harmless, against any claim against the Purchaser or the Purchaser’s Subsidiary or any of their shareholders or affiliates arising out of any breach of the representations, warranties and covenants contained herein;

7.
The Seller recognises and accepts that the delivery of the Exercise Price to the Seller by the Purchaser, upon exercise of the Option, by wire transfer or any other means will be good and full consideration under this Option Agreement and that, upon payment of such amount, Purchaser will be entitled to immediately cancel any shares in the Purchaser held by the Seller without requiring any notification, agreement or communication by or from the Seller. The Seller hereby consents to such cancellation and gives the Purchase the Seller’s full power of attorney to act in the Seller’s name and stead for this purpose;

8.	Any notices or payment of the Exercise Price to the Seller (if made by cheque) shall be sent to:

General Components, Inc
300 Park Avenue
17th Floor
New York
NY 10022
Attention: Simon Mu, President

with any facsimile to +1(212) 201 3599;

9.	Any notices to the Purchaser shall be sent to:

ZGS Corporation
1917 Jahns Drive
Wheaton, IL 60187

with any facsimile to be sent to both +1(212) 494 1535 and +44 20 7291 5455;

10.	This Agreement cannot be assigned by either party;

11.
This Agreement is made and entered into in Wilmington County, Delaware and will be governed and construed under the laws of the State of Delaware without giving effect to any conflict of law, rule or principle of that State. Venue for any actions in construction or enforcement of this agreement shall be in Wilmington County, Delaware;

12.
This Agreement constitutes the entire agreement between the parties to this agreement regarding the Option. No amendment of this Agreement or waiver of any provision of this Agreement shall arise from any action or inaction, except for an instrument in writing expressly amending or waiving the relevant provisions of this Agreement executed by the parties hereto;

13.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and each of which alone, and all of which together, shall constitute one and the same instrument. When each party has executed and delivered a counterpart of this Agreement, the Agreement shall be fully binding on and enforceable by the parties. In making proof of this Agreement it shall not be necessary to produce or account for any counterpart other than the counterpart signed by a party against whom this Agreement is to be enforced; and

14.
If any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable by a court of competent jurisdiction or by an arbitration panel, the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect.

SIGNATURE PAGE FOLLOWS

In witness whereof, each of the Parties has caused this Option Agreement to be executed on its behalf by its duly authorised officers as of September 8, 2006.

Seller:	Purchaser:

General Components, Inc	ZGS Corporation

By:	By:
Simon Mu, President	Wayne L. Schreiner, President